Exhibit 99.1

BERKSHIRE HATHAWAY INC.

FIRST QUARTER 2025 EARNINGS RELEASE

FOR IMMEDIATE RELEASE	May 3, 2025

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the first quarters of 2025 and 2024 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the first quarters of 2025 and 2024 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	First Quarter
	2025	2024
Net earnings attributable to Berkshire shareholders	$4,603	$12,702

Net earnings includes:
Investment gains (losses)	(5,038)	1,480
Operating earnings	9,641	11,222

Net earnings attributable to Berkshire shareholders	$4,603	$12,702

Net earnings per average equivalent Class A Share	$3,200	$8,825
Net earnings per average equivalent Class B Share*	$2.13	$5.88
Average equivalent Class A shares outstanding	1,438,223	1,439,370
Average equivalent Class B shares outstanding	2,157,335,139	2,159,055,134

*	Per share amounts for the Class B shares are 1/1,500th of those shown for Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains (losses) in our earnings statements. In the table above, investment gains (losses) include losses of approximately $7.4 billion in the first quarter of 2025 and $9.7 billion in the first quarter of 2024 due to changes during the first quarters of 2025 and 2024 in the amount of unrealized gains that existed in our equity security investment holdings. Investment gains (losses) also include after-tax realized gains on sales of investments of $2.4 billion in the first quarter of 2025 and $11.2 billion in the first quarter of 2024.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	First Quarter
	2025	2024
Insurance-underwriting	$1,336	$2,598
Insurance-investment income	2,893	2,598
BNSF	1,214	1,143
Berkshire Hathaway Energy Company	1,097	717
Manufacturing, service and retailing businesses	3,060	3,088
Other*	41	1,078

Operating earnings	$9,641	$11,222

*

Includes foreign currency exchange losses of approximately $713 million in 2025 and foreign currency exchange gains of approximately $597 million in 2024 related to non-U.S. Dollar denominated debt. Also includes interest and dividend income related to U.S. Treasury Bills and other investments not directly owned by a Berkshire insurance subsidiary or certain non-insurance operating companies of $869 million in 2025 and $303 million in 2024.

On March 31, 2025, there were 1,438,223 Class A equivalent shares outstanding. At March 31, 2025, insurance float (the net liabilities we assume under insurance contracts) was approximately $173 billion, an increase of $2 billion since yearend 2024.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment gains (losses).

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our periodic earnings statements. In sum, investment gains (losses) for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, freight rail transportation, utilities and energy, manufacturing services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400